EXECUTION VERSION
RIMINI STREET, INC.
AMENDED AND RESTATED EMPLOYMENT AGREEMENT WITH SETH A. RAVIN
This Third Amended and Restated Employment Agreement (the “Agreement”) is entered into as of October 29, 2024 (the “Effective Date”) by and between Rimini Street, Inc., a Delaware corporation (the “Company”), and Seth A. Ravin (“Executive”).
WHEREAS, the Company and Executive entered into an Amended and Restated Employment Agreement as of January 6, 2017, as amended by the First Amendment thereto dated June 3, 2020 and the Second Amendment dated April 1, 2023 (as amended, the “Employment Agreement”);
WHEREAS, the Company and Executive entered into an Indemnification Agreement dated as of October 10, 2017 (as amended or restated, the “Indemnification Agreement”), Section 14 of which provides that indemnification rights provided thereunder are non-exclusive, and may not limit any other rights Executive may have under law, governing instrument or any other agreement;
WHEREAS, the Board of Directors (the “Board”), including the Compensation Committee, of the Company and Executive wish to amend and restate the Employment Agreement in accordance with the terms and conditions of this Agreement.
Now, therefore, in consideration of the promises and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:
1.    Duties and Scope of Employment.
(a)    Positions and Duties. Executive will serve as Chief Executive Officer and President of the Company, reporting to the Board. Executive will render such business and professional services in the performance of Executive’s duties as will reasonably be assigned to Executive by the Board consistent with Executive’s position within the Company. The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term.”
(b)    Obligations. During the Employment Term, Executive will devote Executive’s full business efforts to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Board, serve (i) as a compensated director of the Board or one or more additional boards of directors and (ii) in any capacity with any civic, educational, or charitable organization; provided that, in both (i) and (ii) above, such service does not interfere with Executive’s obligations to the Company.
2.    Employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without Good Reason or for any or no Cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.
3.    Compensation.
(a)    Base Salary. As of the Effective Date, the Company will pay Executive an annualized base salary of not less than $500,000 USD (five hundred thousand United States dollars) as compensation for Executive’s services (Executive’s annual salary, as is then effective, to be referred to herein as “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Periodically, but not less than annually, the Board (or its committee) will review and consider adjustments to the Base Salary in an amount to be determined by the Board in its sole discretion.
(b)    Annualized Incentive Bonus. In an amount to be determined by the Board in its sole discretion, pursuant to the terms of bonus program for executive officers, including Executive, as in effect from time to time (the “Bonus Program”), Executive will be eligible to receive an annualized target performance bonus of not less than $500,000 USD (five hundred thousand United States dollars) or the amount of Base Salary, whichever amount is greater (the “Target Bonus”). Seventy-five percent (75%) of such bonus, if any, may be earned quarterly and paid within ninety (90) days following the end of the calendar quarter, and twenty-five percent (25%) may be earned for completing a calendar year and paid within seventy-five (75) days after the end of the calendar year for which the bonus is earned, subject to the Bonus Program. Periodically, but not less than annually, the Board (or its committee) will review and consider adjustments to the Target Bonus, subject to Executive substantially performing Executive’s tasks during the prior period and Board approval.
(c)    Equity Grants. The Board has granted Executive equity awards for specified equity amounts that are based on Executive’s performance during the prior annual period and his achievement of certain targets. As determined in an amount by the Board in its sole discretion and subject to Executive’s substantial performance and Board approval, Executive will be eligible to receive additional equity awards.
4.    Employee Benefits.
(a)    Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time.
(b)    In addition to the Employee Benefits provided to Executive under Section 4(a) above, upon Executive’s death or Disability, Company shall pay to Executive or Executive’s beneficiary, as the case may be, (i) one hundred percent (100%) of Executive’s then outstanding unvested equity awards granted pursuant to the Company’s 2007 Stock Plan, 2013 Equity Incentive Plan or any other equity incentive plan approved by the Board, which shall vest as of the date of such termination of employment due to death or Disability; (ii) (y) Disability payments in an amount equal to twenty-four (24) months of Executive’s Base Salary and Target Bonus in the form of salary continuation following Executive’s termination of employment due to Disability in accordance with the Company’s normal payroll practices (such amount being referred to herein as the “Disability Benefits”); or (z) a lump sum death benefit that is equal to two times (2x) Executive’s Base Salary and Target Bonus payable to Executive’s spouse/domestic partner, or to his estate in the absence of a spouse/domestic partner within sixty (60) days of Executive’s date of death (such amount being referred to herein as the “Death Benefits”); and (iii) reimbursement for premiums paid for the group health continuation coverage premiums for Executive and Executive’s eligible dependents and domestic partner under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) so as to provide Executive and Executive’s eligible dependents and domestic partner the same level of benefits to the same extent as in effect on the date of Executive’s termination of employment due to death or Disability through the lesser of (A) twenty-four (24) months from the date of such termination; or (B) the date Executive and all of Executive’s eligible dependents and domestic partner are no longer eligible to receive continuation coverage pursuant under COBRA; provided, however, that Executive or the Executive’s eligible dependents or domestic partner will be solely responsible for electing such coverage within the required time periods. In the event that the date on which Executive and Executive’s eligible dependents and domestic partner are no longer eligible to receive continuation coverage under COBRA is less than twenty-four (24) months from the effective date of such termination, and the loss of eligibility for COBRA is not due to coverage under another employer’s medical plan, the Company shall promptly pay to the Executive in one lump sum cash payment the cost of medical benefits for similarly situated active employees of the Company for the balance of the twenty-four (24) month period. Executive must provide Company with written notice of Executive’s new position within ten (10) business days of starting any such position. In the event that Disability Benefits or Death Benefits are payable to Executive or his beneficiary under this Section 4(b), such benefits shall be reduced on a dollar for dollar basis for any disability benefits or death benefits that are paid to Executive or his beneficiary from any life insurance or disability policies, whether group or individual, for which the employer has paid all of the premiums.
5.    Expenses. The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. All reimbursement expenses must be incurred while Executive is an employee of the Company. If any portion of such reimbursements is taxable to Executive, Executive must submit proper receipts for such reimbursement within thirty (30) days of the date on which he incurs such expense and the Company will reimburse Executive for such expenses within thirty (30) days of the date proper receipts are received. In the event Executive recognizes income for income tax purposes as a result of the Company’s payment of certain expenses pursuant to this Section 5, regardless of whether such income is received during or after his employment, the Company shall make a tax gross-up payment to the Executive based on the additional tax liability that he incurs by reason of his recognition of such income.
6.    Termination of Employment. In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination; (b) unpaid annual incentive bonus if earned and accrued under the Bonus Program for a completed prior performance period as of Executive’s termination of employment, (c) pay for accrued but unused vacation that the Company is legally obligated to pay Executive; (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; (e) reimbursement of any unreimbursed business expenses; and (f) rights to indemnification Executive has hereunder or under the Company’s Certificate of Incorporation, the Company’s Bylaws (the “Bylaws”), the Agreement, separate indemnification agreement, or under law, as applicable. In addition, if the termination is by the Company without Cause or the Executive resigns for Good Reason, Executive will be entitled to the amounts and benefits specified in Section 7.
7.    Severance.
(a)    Termination Without Cause or Resignation for Good Reason. If Executive’s employment is terminated either by the Company without Cause or by Executive for Good Reason, then: (i) one hundred percent (100%) of Executive’s then outstanding unvested equity awards granted pursuant to the Company’s 2007 Stock Plan, 2013 Equity Incentive Plan or any other equity incentive plan approved by the Board shall vest as of the date of such termination; (ii) the Company will pay Executive severance benefits in an amount equal to twenty-four (24) months of Executive’s Base Salary and Target Bonus in the form of salary continuation following Executive’s termination of employment in accordance with the Company’s normal payroll practices; and (iii) the Company will reimburse Executive for all premiums paid for group health continuation coverage for Executive and Executive’s eligible dependents and domestic partner under COBRA so as to provide Executive and Executive’s eligible dependents and domestic partner with the same level of benefits to the same extent as in effect on the date of Executive’s termination through the lesser of (A) twenty-four (24) months from the effective date of such termination; or (B) the date Executive and all of Executive’s eligible dependents and domestic partner are no longer eligible to receive continuation coverage under COBRA; provided, however, that Executive will be solely responsible for electing such coverage within the required time period. In the event that the date on which Executive and Executive’s eligible dependents and domestic partner are no longer eligible to receive continuation coverage under COBRA is less than twenty-four (24) months from the effective date of such termination, and the loss of eligibility for COBRA is not due to coverage under another employer’s medical plan, the Company shall promptly pay to the Executive in one lump sum cash payment the cost of medical benefits for similarly situated active employees of the Company for the balance of the twenty-four (24) month period. Executive must provide the Company with written notice of Executive’s new position within ten (10) business days of starting any such position.
(b)    Termination without Cause or Resignation for Good Reason in Connection with a Change of Control. If Executive’s employment is terminated either by the Company without Cause or by Executive for Good Reason within twenty-four (24) months following a Change of Control, then: (i) one hundred percent (100%) of Executive’s then outstanding unvested equity awards granted pursuant to the Company’s 2007 Stock Plan, 2013 Equity Incentive Plan or any other equity incentive plan approved by the Board shall vest as of the date of such termination; (ii) the Company will pay Executive severance benefits in an amount equal to two times (2x) Executive’s Base Salary and Target Bonus in the form of one lump sum payment within sixty (60) days following the termination of Executive’s employment;

and (iii) the Company will pay Executive the total of twenty-four (24) monthly premiums for group health continuation coverage for Executive and Executive’s eligible dependents and domestic partner under COBRA so as to provide Executive and Executive’s eligible dependents and domestic partner with the same level of benefits to the same extent as in effect on the date of Executive’s termination, determined at the cost for COBRA coverage on the date of Executive’s termination and paid in the form of one lump sum payment within sixty (60) days following such termination date; provided, however, that Executive will be solely responsible for electing such coverage within the required time period. Any benefits or payments provided under this Section 7(b) are in lieu of, and not in addition to, any benefits or payments that otherwise might be payable under Section 7(a).
(c)    Voluntary Termination Without Good Reason or Termination for Cause. If Executive’s employment is terminated by Executive without Good Reason or for Cause by the Company, then except as provided in Section 6, (i) all further vesting of Executive’s outstanding equity awards will terminate as of the date of Executive’s termination; (ii) the Company will stop paying Executive wages; and (iii) Executive will be eligible for severance benefits only in accordance with the Company’s then established plans, programs and practices.
8.    Conditions to the Receipt of Severance Payments. Except in the event of termination due to death, Executive’s entitlement to any severance benefits and other consideration hereunder is conditioned upon (i) Executive’s execution and delivery to the Company of the general release of claims attached hereto as Exhibit A (the “Release”) which Release is not revoked by Executive; provided that such Release becomes effective no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”); and (ii) Executive’s resignation from Executive’s employment with the Company.
(a)    If the Release does not become effective by the Release Deadline, Executive shall forfeit any rights to severance and other consideration under this Agreement. In no event shall such severance payments or consideration be paid or provided until the Release actually becomes effective and irrevocable. Any severance payments or consideration under this Agreement that are Deferred Compensation Separation Benefits (as defined in Section 24) shall be paid on, or, in the case of installments, shall not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 24. Except as required by Section 24, any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.
(b)    Unless specifically provided in this Agreement or as otherwise required by Section 24, the Company shall pay any severance payments in continuing payments following Executive’s termination date in accordance with the Company’s normal payroll practices. If Executive should die before all of the severance amounts have been paid, such unpaid amounts shall be paid in a lump-sum payment promptly following such event to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.

9.    Restrictive Covenants.
(a)    Non-Competition. Executive covenants and agrees that during his employment with Company and for a period of two (2) years after the termination of his employment (but in no case beyond October 29, 2029) for any reason whatsoever (unless otherwise agreed to by the Parties in writing), Executive will not directly or indirectly, engage in or be involved in any way with a “competitive business.” “Competitive business,” as used in this Agreement, includes any business or activity, wherever conducted, which is engaged in providing subscription-based enterprise software support services, including maintenance and support programs for enterprise software.
(b)    Non-Solicitation. Executive agrees that during his employment with Company and for a period of two (2) years following the termination of his employment (but in no case beyond October 29, 2029) under this Agreement for any reason whatsoever (unless otherwise agreed to by the Parties in writing), Executive will not, directly or indirectly, induce or attempt to induce any customer, employee, consultant or other business relation to cease doing business with or providing services to the Company or any of its subsidiaries or in any way interfere with the relationship between any such business relation and the Company and its subsidiaries.
(c)    Reasonableness of Scope and Duration. The parties hereto agree that the covenants and agreements set forth in this Section 9 are reasonable in their time, territory and scope, and they intend that they be enforced, and no party shall raise any objection to the reasonableness of the time, territory or scope of any such covenants in any proceeding to enforce such covenants. If Company fails to make any payment(s) under the terms of this Agreement, and such default is not cured within fifteen (15) days following a notice of default to the Company, then the Executive may terminate this Agreement and will be released from Executive’s obligations under this Section 9.
(d)    Acknowledgment of Executive. Executive represents and warrants that the knowledge, skills and abilities he currently possesses and/or possessed prior to employment are sufficient to permit him, in the event of the termination of his employment hereunder for any reason, to earn a livelihood satisfactory to himself without violating any provision of this Agreement, for example, by using such knowledge, skills and abilities, or some of them, in the service of a noncompetitor of the Company.
(e)    Enforcement. In the event of a breach or threatened breach by Executive of the provisions of this Section 9, the Company will be authorized and entitled to obtain, from any arbitrator or court of competent jurisdiction, an injunction restraining Executive from such breach and from rendering any services to any person, firm, or entity in breach of this Section 9. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for a breach or threatened breach of this Section 9.
(f)    Modification. In the event any provision of Section 9 is held to be an unreasonable restriction upon Executive, an arbitrator or court so holding may reduce the geography to which it pertains and/or the period of time in which it operates, or order any other change to the extent necessary to render such provision enforceable.

(g)    Condition Precedent. Compliance with the provisions of Section 9 of this Agreement is a condition precedent to the Company’s obligation to make payments of any nature to Executive, except as provided in Sections 6 and 12. For the avoidance of doubt, there is no condition precedent to Executive’s entitlement to indemnification as provided in Section 12 herein, except as set forth in Section 12.
10.    Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 10, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 7 will be either:
(a)    delivered in full, or
(b)    delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 10 will be made in writing by the Company’s independent public accountants immediately prior to a Change of Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 10. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 10. Any reduction in payments and/or benefits required by this Section 10 shall occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for Executive’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.
11.    Definitions. For purposes of this Agreement, the following terms shall have the meaning set forth below:
(a)    Cause. “Cause” will mean:
(i)    Executive’s failure to perform the duties and responsibilities of Executive’s position after there has been delivered to Executive a written demand for performance from the Board which describes the basis for the Board’s belief that Executive has not substantially performed Executive’s duties and provides Executive with thirty (30) days to take corrective action;
(ii)    Any act of gross negligence or willful misconduct (such as bribery, unlawful harassment, violation of Company ethics policy and other actions of misconduct of similar significance) taken by Executive in connection with Executive’s employment with the Company, and provided that in the case of gross negligence such act had a material adverse effect on the Company’s business, which act is not cured by Executive within thirty (30) days following Executive’s receipt of written notice of such act from the Board;
(iii)     Any act of moral turpitude consisting of fraud or embezzlement that has a material adverse effect on the Company’s business which act is not cured by Executive within thirty (30) days following Executive’s receipt of written notice of such act from the Board;
(iv)    Executive’s conviction of, or plea of nolo contendere to, a felony (other than minor traffic-related offenses);
(v)     Executive’s conviction for a criminal violation of state or federal securities laws; or
(vi)    Any material breach by Executive of any material obligation set forth in this Agreement which is not cured within thirty (30) days following Executive’s receipt of written notice of such breach from the Board.
(b)    Change of Control. “Change of Control” will mean the occurrence of any of the following events:
(i)    Change in Ownership of the Company. A change in the ownership of the Company, which is deemed to occur on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company, except that any financing of the Company that is approved by the Board will not be considered a Change of Control; or
(ii)    Change in Effective Control of the Company. A change in the effective control of the Company, which is deemed to occur on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election was not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or
(iii)    Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets, which is deemed to occur on the date that any Person acquires (either is one transaction or in multiple transactions over the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of the above sections, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. The foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A. Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation; or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(c)    Disability. “Disability” means that Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. In the event that there is no accident and health plan covering employees of the Company at the time that Executive becomes Disabled, “Disability” shall mean that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
(d)    Good Reason. “Good Reason” means Executive’s resignation from employment within ninety (90) days following the expiration of any cure period (as discussed below) following the occurrence of any of the following, without Executive’s express written consent:
(i)    The assignment to Executive of any duties, authority or responsibilities, or the reduction of Executive’s duties, authority or responsibilities, either of which results in a material reduction of Executive’s duties, authority or responsibilities, relative to Executive’s duties, authority or responsibilities as in effect immediately prior to such reduction;
(ii)    A reduction by the Company in Executive’s Base Salary or Target Bonus opportunity as in effect immediately prior to such reduction other than pursuant to a reduction of at least the same percentage that also is applied to all other Section 16 executive officers of the Company at the same time;
(iii)    A material change in the geographic location at which Executive must perform services (in other words, the relocation of Executive to a facility or location more than fifty (50) miles from Executive’s then present location); or
(iv)    Any other action or inaction by the Company that constitutes a material breach of the terms of the Agreement.
Executive shall not resign for Good Reason without first providing the Company with written notice within thirty (30) days of the event that Executive believe constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and providing a reasonable cure period of thirty (30) days.
(e)    Proceeding. “Proceeding” will mean: any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, hearing or proceeding, preliminary, information or formal, of any type whatsoever, or claim, demand, action issue or matter therein, whether brought in the right of the Company, a Subsidiary or otherwise (but not if or as initiated, whether in a complaint, counterclaim or crossclaim, by Executive against the Company or its directors, officers, employees, agents or other indemnitees except as approved by the Company’s Board of Directors prior to its initiation or if arising from or related to the Specified Litigation), and whether of a civil, criminal, administrative or investigative nature, including any appeal therefrom, and including without limitation any such Proceeding pending as of the Effective Date, in which Executive was, is or will be involved as a party, a potential party, a non-party witness or otherwise by reason of (i) the fact or assertion that Executive is or was a director or officer or employee (but not in any matter involving Executive as a stockholder) of the Company or of a Subsidiary; or (ii) the fact or assertion that Executive is or was serving at the request of the Company or of a Subsidiary as a director, trustee, general partner, managing member, officer, employee, agent, deemed fiduciary or fiduciary (but not as a stockholder) of the Company, a Subsidiary or any other enterprise, in each case whether or not serving in such capacity at the time indemnification or advancement of expenses are sought by Executive.
(f)     Specified Litigation. “Specified Litigation” means Oracle USA, Inc. v. Rimini Street, Inc., Case No.2:10-cv-00106-LRH-VCF (D. Nev.); Oracle Int'l Corp. v. Rimini Street, Inc., Case No. 2:14-cv-01699-MMD-DJA (D. Nev.); and any appeals, divisions, enforcement proceedings, cross-claims relating thereto and all other proceedings involving Oracle and/or its affiliates arising from the same facts and circumstances underlying such cases.
(g)    Subsidiary. “Subsidiary” means any entity of which more than fifty percent (50%) of the outstanding voting securities is owned directly or indirectly by the Company.
12.    Indemnification. Subject to applicable law, the Company shall indemnify and hold harmless Executive if Executive is, or is threatened to be made, a party to or a participant in any Proceeding. Such indemnification shall include all Expenses (as defined in the Indemnification Agreement), judgments, fines and amounts paid in settlement in connection with such Proceeding to the maximum extent permitted by this Agreement, the Indemnification Agreement, the Company’s Certificate of Incorporation, Bylaws or applicable law, including, if applicable, any directors and officers insurance policies or other insurance policies, provided, however, that the Company’s obligation to indemnify Executive hereunder or pursuant to the Indemnification Agreement is not limited by any insurance policy limits or caps. The Company’s obligations under this Section 12 for acts or omissions during Executive’s employment shall survive Executive’s termination of employment. To the extent that the terms herein differ from the terms of the Indemnification Agreement or any other source of indemnification rights, Executive shall be entitled to the indemnification rights most beneficial to him as determined in his sole discretion.
a.    Without limiting any of the foregoing, Executive’s rights of indemnification shall include all of Executive’s Expenses (including judgments, fines and amounts paid in settlement) in a Proceeding arising from or relating to acts undertaken in good faith in his role as director, officer, employee or agent (but not as a stockholder) of the Company or in accordance with the directions or instructions of the Board, or for acts undertaken in good faith for the benefit of the Company or for purposes of Executive’s compliance with any order or equitable relief issued by any court or arbitral body in any Proceeding. For the avoidance of doubt, Executive shall be entitled to indemnification if he is found liable for actions or omissions by the Company in a Proceeding, subject to the terms of this Agreement (including the foregoing conditions in each case) and applicable law.
b.    For the avoidance of doubt, any action or proceeding undertaken by Executive to recover attorneys’ fees or costs from the Company or to enforce any judgment, order or award against the Company made pursuant to this Section 12 or Section 11 of the Indemnification Agreement or the indemnification provisions set forth in the Company’s Certificate of Incorporation, Bylaws, or applicable law shall be deemed to be an action for indemnification against the Company for which the Executive is entitled to indemnification under the Indemnification Agreement and/or hereunder, as applicable, subject to the terms of the applicable agreement. For the avoidance of doubt, where a Proceeding is brought and heard in arbitration, references to any court in which a Proceeding is or was brought pursuant to this Agreement or the Indemnification Agreement shall include such arbitration.
c.    For purposes of determining indemnification rights of Executive, Executive shall be deemed to have acted in good faith or to have not acted in bad faith in his role as director, officer, employee or agent of the Company to the extent Executive relied in good faith on, and acted in accordance with, (i) directions or instructions of the Board; or (ii) best practices or generally accepted norms of the industry in which the Company or its Subsidiaries operate.
d.    In the event that the Company may be obligated to make any indemnity to Executive in connection with a Proceeding and Executive, in good faith, determines that there is a divergence in interests between Executive and the Company or other defendants or Executive does not reasonably believe, in good faith, that the Company’s selected counsel is properly representing Executive’s interests, then Executive will have the right to hire and utilize his own counsel, with reasonable fees and costs being indemnifiable Expenses.
e.    The Company shall indemnify Executive for all Expenses incurred by Executive for any individual claim, issue or matter in any Proceeding he initiates against the Company in good faith expressly for the purposes of enforcing or defending his rights pursuant to this Agreement or his Indemnification Agreement arising from a Proceeding in accordance with Section 12(b) above; provided that Executive is successful (on the merits or otherwise) with respect to such individual claim, issue or matter therein.
f.    No indemnification shall be made under this Section 12 in respect of any amount for which Executive shall have been finally adjudged by a court of competent jurisdiction or in arbitration to be liable to the Company or in respect of which the Company has been finally adjudged by a court of competent jurisdiction or in arbitration to have no indemnification obligation to Executive or that is otherwise not permitted by applicable law. Without limiting the foregoing, the exclusions set forth in Section 7 of the Indemnification Agreement shall apply to indemnification rights under this Agreement mutatis mutanda other than for purposes of Section 12(b) and (e) above and Executive’s right to indemnification arising or related to Specified Litigation as set forth in Section 11(e) above.
g.    The indemnification provided by this Section 12 shall not be deemed exclusive of any other rights to which Executive seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, nor shall this Agreement be deemed to limit, diminish or abrogate any rights of Executive hereunder.
13.    Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death; and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.
14.    Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally; (b) one (1) day after being sent overnight by a well-established commercial overnight service; or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:
Rimini Street, Inc. Legal Department
Attn: Corporate Secretary
1700 South Pavilion Drive, Suite 330
Las Vegas, Nevada 89135
with a copy to:
Rimini Street, Inc. Legal Department
Attn: Andrew Terry, GVP & Deputy General Counsel, Corporate & Corporate Secretary
1700 South Pavilion Drive, Suite 330
Las Vegas, Nevada 89135
If to Executive:
The last residential address on file with the Company.
15.    Severability. If any provision hereof becomes or is declared by an arbitrator or a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.
16.    Arbitration.
(a)    General. In consideration of Executive’s service to the Company, its promise to arbitrate all employment-related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, shall be subject to binding arbitration. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.
(b)    Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes (the “Rules”). Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator shall issue a written decision on the merits. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative, hearing, and arbitrator fees charged by the arbitrator or AAA except that Executive shall pay the first $125.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules.
(c)    Remedy. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.
(d)    Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or any other agreement regarding trade secrets, confidential information, or nonsolicitation.  In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.
(e)    Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.
(f)    Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial.
17.    Integration. This Agreement, Executive’s Confidential and Invention Assignment Agreement, together with the Company’s 2007 Stock Plan, 2013 Equity Incentive Plan and any stock purchase or stock option agreements between the Executive and the Company which describe Executive’s outstanding equity awards, and indemnification agreement represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement. In the event of an inconsistency between the terms of this Agreement and the terms of an equity award agreement between Executive and the Company relating to Executive’s outstanding equity awards under the Company’s 2007 Stock

Plan or 2013 Equity Incentive Plan (or any successor equity plan), the terms of the applicable equity award agreement shall prevail over the terms of this Agreement, but only to the extent expressly provided for in such equity award agreement.
18.    Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
19.     Survival. The Company’s and Executive’s responsibilities under Sections 7, 9 and 12 will survive the termination of this Agreement.
20.    Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
21.    Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
22.    Governing Law. This Agreement will be governed by the laws of the State of Nevada without regard to its conflict of laws provisions.
23.    Acknowledgment. Executive acknowledges that she has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement. The Company will promptly pay Executive’s reasonable and documented legal fees not to exceed $60,000, incurred in 2024 in connection with the negotiation and documentation of his updated employment and indemnification arrangements with the Company.
24.    Section 409A.
(a)    Notwithstanding anything to the contrary in this Agreement, no severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) shall be payable until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.
(b)    Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to Executive’s death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service shall become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following

Executive’s separation from service but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph shall be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits shall be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The amount of reimbursements or in-kind benefits provided hereunder that the Company is obligated to pay in any given calendar year shall not affect the reimbursements or in-kind benefits that the Company is obligated to pay in any other calendar year, and Executive’s right to have the Company provide such reimbursements or in-kind benefits may not be liquidated or exchanged for any other benefit.
(c)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.
(d)    Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) shall not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.
(e)    For purposes of this Agreement, “Section 409A Limit” means the lesser of two times (2x): (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.
(f)    The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.
25.    Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

RIMINI STREET, INC.		EXECUTIVE

By:	/s/ Andrew J. Terry	By:	/s/ Seth A. Ravin
	Andrew J. Terry, GVP & Deputy General Counsel, Corporate and Corporate Secretary		Seth A. Ravin

Date: October 29, 2024		Date: October 29, 2024

EXHIBIT A
Release
Your employment with Rimini Street, Inc. and the Third Amended and Restated Employment Agreement, dated October 29, 2024, by and between you and Rimini Street, Inc. (the “Employment Agreement”) terminated effective [________] (“Separation Date”). You hereby agree and acknowledge that by signing this Release, and for other good and valuable consideration outlined in Sections 7(a) and (b) of the Employment Agreement*, you are waiving your right to assert any and all forms of legal Claims against Rimini Street1* (together, “Employer”) of any kind whatsoever, whether known or unknown, arising from the beginning of time through the Effective Date, as defined below. Except as set forth below, your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against Employer seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against Employer, for any alleged action, inaction or circumstance existing or arising through the Effective Date. Notwithstanding any provision herein, however, Employer acknowledges and agrees that you are not hereby releasing (i) any obligations incurred under this Release; (ii) any claims that cannot be waived as matter of law, including Protected Activity (as defined below), (iii) any right that you may have to unemployment compensation benefits or workers’ compensations benefits, (iv) any right you may have to equity or other accrued benefits, and (v) any right to indemnification under the Rimini Street, Inc.’s Certificate of Incorporation, its Bylaws, the Employment Agreement, separate indemnification agreement, or under law, as applicable.
Without limiting the foregoing general waiver and release, you specifically waive and release Employer from any Claim arising from or related to your prior employment relationship with Employer or the termination thereof, including, without limitation:
a.    Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Effective Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status, sexual orientation or status as a covered service member under the Uniform Services Employment and re-Employment Rights Act (USERRA). Without limitation, specifically included in this paragraph are any Claims arising under the Federal
* The Employer will withhold the appropriate federal, state and local taxes and other withholdings, as determined by the Employer, from any consideration paid in exchange for this Release.

1* For purposes of this Section, “Rimini Street” includes any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with Rimini Street, Inc.), subsidiaries and all other related entities, its and their directors, officers, employees, trustees, agents, successors and assigns, and all persons acting by, through, under or in concert with Rimini Street, Inc.

Age Discrimination in Employment Act, the Older Workers Benefit Protection. Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the Nevada Fair Employment Practices Act and any similar state statute.
b.    Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), any and all claims under Nevada administrative statutory or codified law or regulation dealing with fair employment practices and/or wage and hour laws, Nevada's overtime, meal and rest period, and related wage and hour penalty statutes, NRS 608.250 relating to the payment of minimum wage for each hour worked, and any similar state statute.
c.    Claims under any state or federal common law theory including, without limitation, wrongful discharge, constructive discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence. NRS 613.010, related to inducing a person to change their work location under false pretenses, and NRS 613.210, relating to the "blacklisting" of employees.
d.    Any other Claim arising under state or federal law.
You agree that you will not initiate any charge or complaint or institute any claim or lawsuit against Employer based on any fact or circumstance occurring up to and including your last date of employment with Employer, except to the extent such claim or lawsuit relates to your indemnification rights. Notwithstanding the foregoing, this Release does not release Employer or you from any obligation expressly set forth as a post-employment obligation in the Employment Agreement.
You understand that nothing in this Agreement shall in any way limit or prohibit you from engaging in any “Protected Activity,” which means: (i) filing a charge, complaint, or report with, or otherwise communicating with, cooperating with, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”); (ii) testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct, alleged sexual harassment or other alleged misconduct on the part of any other party, or on the part of the agents or employees of another party, when the person testifying has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or legislature; or (iii) providing information to the Government Agencies or collecting rewards under a government agency whistleblower program. You understand that in connection with such Protected Activity, you are permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, Employer. However, by entering into this Release, you understand and agree that you are waiving any and all rights to recover any monetary relief or other personal relief directly from Employer as a result of any such government proceedings, including any subsequent legal action, filed by you or by anyone else on your behalf, with respect to any released claims. Nothing in this Section prohibits or prevents you from disclosing or discussing: (i) factual information related to any reasonable belief that you have that you were subjected to unlawful harassment, discrimination or retaliation; (ii) unlawful employment practices, including any form of unlawful discrimination, harassment or retaliation that is actionable under federal or state law; (iii) any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which you may be entitled; or (iv) other disclosures that are protected under federal, state or local law.
In addition to the forgoing, you hereby agree that you waive all rights under section 1542 of the Civil Code of the State of California and any other similar law of any state or jurisdiction. Section 1542 provides that:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Pursuant to section 1542, you acknowledge that you may hereafter discover facts different from or in addition to facts which you now know or believe to be true with regard to the released claims, and further agree that this Release shall remain effective in all respects notwithstanding such discovery of new or different facts, including any such facts which may give rise to currently unknown claims, including but not limited to any claims or rights which you may have under section 1542 of the California Civil Code.
It is the Employer’s desire and intent to make certain that you fully understand the provisions and effects of this Release. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Release. Also, because you are over the age of 40, and consistent with the provisions of the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefits Protection Act (“OWBPA”), which prohibit discrimination on the basis of age, Employer is providing you with twenty-one (21) days in which to consider and accept the terms of this Release by signing and dating it below and returning the signed and dated acceptance to Thomas Shay at Rimini Street, Inc., 6601 Koll Center Pkwy., Suite 300, Pleasanton, CA 94566 USA. In addition, you may rescind your assent to this Release if, within seven (7) days after you sign this Release, you deliver by hand or send by mail (certified, return receipt and postmarked within such 7-day period) a notice of rescission to Thomas Shay at Rimini Street, Inc., 6601 Koll Center Pkwy., Suite 300, Pleasanton, CA

94566 USA. If you sign the Release and do not revoke it, then it will become fully effective and binding on both parties on the eighth (8th) day following your execution (the “Effective Date”). Further, by signing this Release, you hereby acknowledge and confirm that:
i.    you have read this Release in its entirety and understand all of its terms;
ii.    you knowingly, freely, and voluntarily agree to all of the terms and conditions set out in this Release including, without limitation, the waiver, release, and covenants contained in it;
iii.    you understand that claims challenging the validity of this Release under the ADEA as amended by the OWBPA are not released;
iv.    you are signing this Release including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which you are otherwise entitled;
v.    you understand that the release contained in this paragraph does not apply to rights and claims that may arise after the you this Release.
You understand that pursuant to the Defend Trade Secrets Act of 2016, you will not be held criminally or civilly, liable under any Federal or State Trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a Federal, State, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law. Moreover, you understand that you may disclose trade secrets in a complaint, or other documents, filed in a lawsuit, or other proceeding, if such filing is made under seal. Finally, you understand that an employee who files a lawsuit alleging retaliation by their employer for reporting a suspected violation of the law may disclose the trade secret to their attorney and use the trade secret in the court proceeding if the employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to a court order.
Without limiting your rights in this Release, you agree not to make disparaging, defamatory or otherwise unlawful comments about the Employer, or any of its subsidiaries, affiliates, successors or related companies, or its or their current or past officers, directors, managers, employees, products and/or services. Nothing contained in this paragraph, in any way, restricts or impedes you from testifying truthfully in any legal proceeding, including, but not limited to responding to any inquiries made by the EEOC or any government agency; from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you reasonably believe is unlawful; or from disclosing factual information related to an administrative claim or civil action concerning sexual assault, sexual harassment, workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, or an act of retaliation against a person for reporting or opposing harassment or discrimination. You may respond accurately and fully to any question or request for information when required to do so by law.

You acknowledge this Release constitutes the entire agreement between you and the Employer with respect to any matters referred to in this Release. This Release supersedes any and all of the other agreements between you and the Employer, except for the Confidential and Invention Assignment Agreement, which remains in full force and effect to the maximum extent allowed by law. No other consideration, agreements, representations, oral statements, understandings or course of conduct which are not expressly set forth in this Release should be implied or are binding. You are not relying upon any other agreement, representation, statement, omission, understanding, or course of conduct which is not expressly set forth in this Release.
This Release shall be governed by and construed in all respects in accordance with the laws of Nevada, without regard to the conflict of law principles. The federal courts and/or state courts of such state and county shall have exclusive jurisdiction to adjudicate any dispute arising out of this Release and/or employment relationship or termination thereof, and you consent to such jurisdiction and venue. You agree not to sign this Release before the Separation Date. You understand and agree that this Release shall be null and void and have no legal or binding effect whatsoever if the Release is not signed by you on or before the twenty-first (21st) calendar days after you receive it.
IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have agreed to the terms and conditions of this Release as of the date first set forth below.

EMPLOYEE:	Rimini Street, Inc.

By:	By:
Name: Seth A. Ravin	Name and Title:
Date:	Date:

ATTACHMENT 1
ELECTION TO EXECUTE PRIOR TO EXPIRATION
OF TWENTY-ONE (21) DAY CONSIDERATION PERIOD
I, Seth A. Ravin, understand that I have twenty-one (21) calendar days within which to consider and execute the attached Separation Agreement and General Release. However, after having an opportunity to consult counsel, I have freely and voluntarily elected to execute the Separation Agreement and General Release before such twenty-one (21) day period has expired.

Date	Seth A. Ravin

A-6